Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 10/22/2018	Rule 424 (b) (3)
(To Prospectus Dated December 12, 2017)	File No. 333-222012

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

10/22/2018 through 10/28/2018	Under $15,000	1.60%	1.61%
	$15,000 through $50,000	1.80%	1.82%
	$50,000 and above	1.95%	1.97%